Exhibit 99.1

Pyxus International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.pyxusintl.com

NEWS RELEASE	Contact: Joel Thomas (919) 379-4300

Pyxus International, Inc. Reports Results for Second Quarter and Six Months Ended September 30, 2018

Pyxus’ growth initiatives gaining momentum across Global Specialty Products

Morrisville, NC – November 8, 2018 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, today announced results for its second fiscal quarter ended September 30, 2018. Pyxus International, formerly Alliance One International, Inc., began trading on the New York Stock Exchange under its new ticker symbol “PYX” as of September 12, 2018.

Highlights

Second Quarter

•

Total sales and other operating revenues decreased 11.7% to $394.9 million compared to the same period in the prior year, primarily due to a 10.8% decrease in volumes mainly attributable to the timing of shipments, the larger crop last year in South America, and the stronger U.S. dollar versus certain currencies.

•	Gross profit decreased 29.0% to $49.2 million and gross profit as a percentage of sales declined to 12.5% from 15.5% last year.

•	Selling, general and administrative expenses (SG&A) increased 13.0% to $39.0 million, driven by the requirements of our new business ventures.

•	Net loss was $54.6 million, and Adjusted EBITDA was $25.9 million.

•

The Company purchased $7.0 million of its existing 9.875% senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $0.4 million and a remaining face amount of $645.1 million.

Six Months Year-to-Date

•

Total sales and other operating revenues decreased 5.3% to $685.9 million compared to the same period in the prior year, primarily due to lower than average sales prices as a result of product mix and the impact of a stronger U.S. dollar in certain markets.

•	Gross profit decreased 7.5% to $90.6 million and gross profit as a percentage of sales declined to 13.2% from 13.5% in the prior year.

•	SG&A increased 13.4% to $77.1 million, driven by the requirements of our new business ventures.

•	Net loss was $55.4 million, and Adjusted EBITDA was $45.3 million.

•	The Company purchased $17.9 million of its existing 9.875% senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $0.5 million.

Pieter Sikkel, President, CEO and Chairman said, “The second fiscal quarter typically is a seasonally lower quarter, and the second quarter this year overall was impacted by decreased volumes due to shipment timing, the larger crop in South America last year, and a stronger U.S. dollar in certain markets. The North American tobacco market in particular was impacted by new and increased foreign tariffs on U.S. tobacco, adverse weather conditions and the strength of the U.S. dollar. We are focused on and believe that there are offsetting opportunities in other markets although timing remains uncertain.

“We experienced a delay of legalization in Canada of adult-use of cannabis to October, and a slower roll-out of our industrial hemp business due to weather and its impact on completing construction of the new facility in Eastern North Carolina. Pyxus is committed to managing our working capital in order to drive efficiency, which is seen clearly in the focus on minimizing uncommitted tobacco inventory levels. Our current ending balance is down 16% from the prior-year period, the lowest second quarter balance in eight years. As a result of announced foreign tariffs and Hurricane Florence, we anticipate a combined negative impact to operating income for the full fiscal year of approximately $25 million related to the North American tobacco business and the new Argentina export tax, when compared to the prior year. Pyxus is working to offset these impacts and expects a solid back half to this fiscal year dependent on shipping and meeting shifting geographic requirements due to new tariffs. While there are challenges this year, we are continuing to execute on our full-year plan and are maintaining our previously announced guidance.

“As we discussed in detail during our Investor and Analyst Day in September, we have made significant progress in each of our new business lines and embraced our new identity as Pyxus International. Our track-and-trace system, branded SENTRI, along with our agronomy services are proving to be key differentiators as we develop markets and partnerships across all aspects of our business. FIGR, our wholly-owned indirect Canadian subsidiary, has capitalized on the recent legalization of adult recreational cannabis in Canada with a successful launch of branded products, and is well on its way to accomplish its goal to expand to more than one million square feet of production.”

Mr. Sikkel continued, “As a core aspect of our transformation strategy, we have set corporate sustainability targets across business lines, with an emphasis on science-based targets related to energy and greenhouse gas reductions. At the same time, we are committed to supporting our employees, our contracted farmers and their families, while continually improving our supply-chain management. Pyxus’ mission is to pursue industry-leading sustainability targets and deliver on our purpose to transform people’s lives so that together we can grow a better world.”

Global Specialty Products (GSP) Milestones

Highlights in the industrial hemp, e-liquids and the legal Canadian cannabis business lines this quarter include:

•

Industrial Hemp – Pyxus’ industrial hemp joint venture, Criticality, LLC, (Criticality) continues to advance in the production of cannabidiol hemp oil (CBD) and related consumer products. The Company is receiving hemp and will be processing at its new facility in Wilson, NC, in December. In addition to producing bulk CBD products for industrial, B2B customers, Criticality will also manufacture and distribute a line of consumer products under the proprietary “Korent” brand.

The effects of Hurricane Florence resulted in facility construction delays but had little impact on the current hemp crop. In spite of weather issues, Criticality maintains a strong focus on quality of product and optimal CBD concentration levels.

•

E-liquids – The continuous growth of our West Coast e-liquids businesses required an expansion of space from its 16,000 sq. ft. facility to a new 45,000 sq. ft. facility. The location enhances synergies and increases efficiencies for our Nicotine River, Humble Juice Company and our Zip Fulfillment operations.

•

Legal Cannabis – On October 17, 2018, the effective date for legalization of adult recreational cannabis use in Canada, Pyxus’ indirect Canadian subsidiary FIGR recorded the first-ever legal recreational cannabis sale on Prince Edward Island (P.E.I.). Additionally, FIGR was the only company to have oil available in P.E.I. and one of two companies to have oil in Nova Scotia on opening day.

FIGR East (licensed under the name “Canada’s Island Garden”) received its Oil Production and Sales License on August 31, 2018, and is currently one of only 29 firms to have received an Oil Production and Sales License from Health Canada. FIGR products are now available for legal recreational purchase by adult consumers at all PEIMC retailers across P.E.I. and, with strong initial sell through at retail.

For the first two weeks of sales, FIGR has attained 13% of the legal adult-use recreational cannabis market in P.E.I., and is growing market share rapidly in Nova Scotia. Also, following the announcement that the indirect Canadian subsidiary FIGR Norfolk (Goldleaf Pharm Inc.) received its cultivation license from Health Canada on September 28, 2018, the operation has begun cultivation at its Simcoe, Ontario, facility.

“We remain focused on our ‘One Tomorrow’ transformation to drive progress and achieve sustainable, profitable growth,” continued Mr. Sikkel. “The three pillars of our campaign are first, to invest in long-term growth opportunities in innovative, higher-margin products that further diversify our business; second, to improve profitability, efficiency and simplify our organizational structure; and third, to improve execution and grow market share of our leaf business.

“As momentum builds in each of the disruptive categories in our Global Specialty Products business lines, our mission, as always, is to be the trusted provider of responsibly produced, independently verified, sustainable and traceable products, ingredients and services to businesses and consumers. This is a key tenet of our ‘One Tomorrow’ transformation strategy, and we will continue to build on our strengths and make strides in industrial hemp, e-liquids and legal cannabis, while remaining committed to the ongoing success of our tobacco business and maximize opportunities to drive enhanced shareholder value.”

Subsequent Events

On November 7, the Company announced that due to a confluence of significant events, including new and increased foreign tariffs on U.S. tobacco, declining export demand and U.S. dollar strength versus certain foreign currencies, a decision was made to consolidate all U.S. processing operations to its state-of-the-art facility in Wilson, NC, beginning with the 2019 season. The Farmville, NC, facility will be repurposed for storage and special projects. The net impact will result in a workforce reduction with certain jobs anticipated to shift from Farmville to Wilson. Due to a number of uncertainties with respect to this transition, the Company is not yet able to estimate the restructuring charges to be incurred in connection with these actions.

Performance Summary for Fiscal Quarter Ended September 30, 2018

Total sales and other operating revenues decreased 11.7% to $394.9 million compared to the same period in the prior year, primarily due to a 10.8% decrease in volumes, mainly attributable to the timing of shipments and a larger crop last year in South America. Additionally, the strength of the U.S. dollar and the impact on sales prices, including sales denominated in certain local currencies, was partially offset by changes in product mix in North America and Asia, and caused average sales prices to decrease 0.9% compared to the prior year.

Lower volumes and a stronger U.S. dollar decreased tobacco cost of goods sold by 10.1%, however the change in product mix resulted in average tobacco costs per kilo to increase 0.8% compared to the prior year.

Third-party processing services decreased 15.1%, primarily due to reduced volume in South America and Africa. Hurricane Florence impacted the second quarter’s U.S. flue-cured tobacco crop as did foreign tariffs on U.S. tobacco. As a result of these factors, factory processing throughput declined for the 2018 U.S. crop, increasing conversion costs. This impact of reduced U.S. volumes will also be seen in the third and fourth quarters in both processing and full-service business. Decreased throughput in South America, Africa and North America increased processing costs by 22.6%.

Gross profit decreased 29.0% to $49.2 million, and gross profit as a percentage of sales declined to 12.5% this year, compared to 15.5% last year.

SG&A increased 13.0% to $39.0 million, primarily from the inclusion of new start-up business ventures in the current year and increased costs associated with developing and supporting these new business ventures as they continue to move through the start-up phase. Tobacco-related SG&A was down versus the prior year.

Operating income decreased by $26.9 million to $12.6 million as a result of lower gross profit and higher SG&A costs.

Interest expenses increased by $2.2 million from the prior year to $35.3 million, primarily due to higher than average interest rates on our seasonal lines of credit.

For the second quarter, cash taxes decreased 28.6% to $6.5 million and the effective tax rate was a negative 161.1%, compared to 90.4% in the same period last year. The impact of tax reform in December 2017 is the main factor which impacted the effective tax rate and the current year forecasted income and discrete items compared to the prior year.

Performance Summary for Six Months Ended September 30, 2018

Total sales and other operating revenues decreased 5.3% to $685.9 million compared to the same period in the prior year due to lower average sales prices as a result of product mix and the strength of the U.S. dollar versus certain foreign currencies. Volumes declined 1.0% from prior year due to opportunistic sales in North America last year and delayed shipments from Guatemala this year. The U.S. dollar strengthening impacted sales prices, including sales denominated in certain local currencies. The change in product mix and a stronger U.S. dollar decreased tobacco cost of goods sold by 5.4% and average tobacco costs per kilo by 4.4%.

Third-party processing services decreased 20.0%, primarily due to reduced volume in South America and Africa. In addition, Hurricane Florence impacted the U.S. flue-cured tobacco crop. As a result of these factors, factory processing throughput for the 2018 U.S. crop diminished, resulting in higher conversion costs. The impact of reduced U.S. volumes will also be seen in the third and fourth quarters in both processing and full-service business. Decreased throughput in South America, Africa and North America partially offset by the impact of a stronger U.S. dollar on costs increased processing costs by 3.3% during the six-month period.

Gross profit decreased 7.5% to $90.6 million, and gross profit as a percentage of sales declined to 13.2% this year, compared to 13.5% last year.

SG&A increased 13.4%, primarily from the inclusion of new start-up business ventures in the current year and increased costs associated with developing and supporting those new business ventures as they continue to move through the start-up phase. Tobacco-related SG&A was down versus the prior year. Restructuring costs are primarily related to employee severance costs in connection with the closure of a redundant foreign processing facility as the Company continues to modify its global footprint.

Operating income decreased $21.6 million to $17.3 million as a result of lower gross profit and increased SG&A.

Interest expenses increased by $0.7 million from the prior year to $68.2 million, primarily due to higher average interest rates on seasonal lines of credit.

For the six-month period, cash taxes increased 59.0% to $15.9 million and the effective tax rate was a negative 19.5%, compared to a negative 29.4% for the same period in the prior year, primarily due to the impact of tax reform in December 2017 on current year forecasted income and discrete items compared to the prior year.

Earnings Per Share

For the quarter ended September 30, 2018, the Company reported a net loss of $54.6 million, or $6.04 per basic share, compared to net income for the second fiscal quarter last year of $1.0 million, or $.11 per basic share.

Similarly, for the six months ended September 30, 2018, the Company reported a net loss of $55.4 million, or $6.13 per basic share, compared to net loss of $31.5 million, or $3.51 per basic share, for the same period last year.

Liquidity and Capital Resources

Our liquidity at quarter end included available credit lines and cash of $422.8 million including $6.9 million available for letters of credit. We will continue to monitor and adjust funding sources as needed to enhance and drive various business opportunities that maintain flexibility and meet cost expectations. In the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended September 30, 2018, on November 8, 2018 at 8:00 A.M. ET. The dial in number for the call is (888) 224-1121 or outside the U.S. (929) 477-0402, using conference ID 1230652. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxusintl.com 15 minutes in advance to register.

For those who are unable to listen to the live event on November 8, 2018, a replay will be available for five days by dialing (888) 203-1112 within the U.S. or (719) 457-0820 outside the U.S., and entering the access code 1230652. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services, the impact of regulation and litigation and risks and uncertainties associated with our new business lines, including the risk of obtaining anticipated regulatory approvals in Canada and continued compliance with applicable regulatory requirements, as well as the progress of legalization of cannabis for medicinal and adult recreational uses in other jurisdictions, and the uncertainties regarding the anticipated extension or expansion of federal legislation permitting the cultivation of industrial hemp and commercialization of hemp products, including CBD. Additional factors that could cause the Company’s results to differ materially from those expressed or implied by forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K for the period ended March 31, 2018 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Pyxus International, Inc.

Pyxus International Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxusintl.com.

-MORE-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30		Six Months Ended September 30
(in thousands, except per share data)	2018	2017	2018	2017
Sales and other operating revenues	$394,876	$447,339	$685,864	$724,332
Cost of goods and services sold	345,672	378,008	595,266	626,366

Gross profit	49,204	69,331	90,598	97,966
Selling, general and administrative expenses	38,995	34,463	77,079	67,965
Other income	2,561	4,587	5,482	8,889
Restructuring and asset impairment charges	182	—	1,723	—

Operating income	12,588	39,455	17,278	38,890
Debt retirement (benefit)	(388)	—	(473)	(2,975)
Interest expense	35,324	33,099	68,235	67,540
Interest income	738	727	1,625	1,694

Income (loss) before income taxes and other items	(21,610)	7,083	(48,859)	(23,981)
Income tax expense	34,816	6,403	9,546	7,049
Equity in net income (loss) of investee companies	1,584	276	2,151	(649)

Net income (loss)	(54,842)	956	(56,254)	(31,679)
Less: Net loss noncontrolling interests	(208)	(68)	(862)	(159)

Net income (loss) attributable to Pyxus International, Inc.	$(54,634)	$1,024	$(55,392)	$(31,520)

Income (loss) per share:
Basic	$(6.04)	$0.11	$(6.13)	$(3.51)
Diluted	$(6.04)	$0.11	$(6.13)	$(3.51)

Weighted average number of shares outstanding:
Basic	9,051	8,982	9,038	8,973
Diluted	9,051	9,010	9,038	8,973

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(“ADJUSTED EBITDA”)(1)(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income (loss) attributable to Pyxus International, Inc.	$(54,634)	$1,024	$(55,392)	$(31,520)

Plus: Interest expense (2)	35,324	33,099	68,235	67,540
Plus: Income tax expense	34,816	6,403	9,546	7,049
Plus: Depreciation and amortization expense	9,116	8,284	18,393	16,671

EBITDA (1)	24,622	48,810	40,782	59,740

Plus: Abnormal unrecovered advances (recoveries) to suppliers (3)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	68	(63)	361	(63)
Plus: Non-cash employee stock based compensation	459	253	754	544
Less: Other income	2,561	4,587	5,482	8,889
Plus: Fully reserved recovery of tax (4)	2,246	2,265	4,543	4,640
Plus: Restructuring and asset impairment charges	182	—	1,723	—
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs (5)	2,091	798	2,091	1,538
Plus: Debt retirement benefit	(389)	—	(473)	(2,975)
Plus: Amortization of basis difference - CBT investment (6)	344	335	670	653
Plus: Kenyan investigation legal & professional costs	82	214	243	1,770
Less: Kenyan green leaf operation Adjusted EBITDA (7)	1,255	(3,032)	(51)	(4,104)

Adjusted EBITDA (1)	$25,889	$51,057	$45,263	$61,062

(1)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)

As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the three months ended September 30, 2017 reflects a reclassification of $342 from SG&A to Interest expense. The six months ended September 30, 2017 reflects a reclassification of $683 from SG&A to Interest expense.

(3)

Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(4)

Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(5)

Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.

(6)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(7)

Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss) attributable to Pyxus International, Inc.	$1,024	$(15,657)	$(31,520)	$(47,163)

Plus: Interest expense (2)	33,099	32,205	67,540	63,109
Plus: Income tax expense (benefit)	6,403	3,627	7,049	(204)
Plus: Depreciation and amortization expense	8,284	8,601	16,671	17,353

EBITDA (1)	48,810	28,776	59,740	33,095

Plus: Abnormal unrecovered advances to suppliers (3)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	(63)	100	(63)	143
Plus: Non-cash employee stock based compensation	253	453	544	845
Less: Other income	4,587	2,104	8,889	1,624
Plus: Fully reserved recovery of tax (4)	2,265	2,221	4,640	3,806
Plus: Restructuring and asset impairment charges	—	577	—	619

Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs (5)	798	—	1,538	—
Plus: Debt retirement benefit	—	—	(2,975)	—
Plus: Amortization of basis difference - CBT investment (6)	335	318	653	625
Plus: Kenyan investigation legal & professional costs	214	1,578	1,770	5,129
Less: Kenyan green leaf operation Adjusted EBITDA (7)	(3,032)	(3,901)	(4,104)	(5,548)

Adjusted EBITDA (1)	$51,057	$35,821	$61,062	$48,186

(1)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)

As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the three months ended September 30, 2017 and 2016 reflect a reclassification of $342 and $301 respectively from SG&A to Interest expense. The six months ended September 30, 2017 and 2016 reflect a reclassification of $683 and $602 respectively from SG&A to Interest expense.

(3)

Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(4)

Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(5)

Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.

(6)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(7)

Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(“ADJUSTED EBITDA”) (1) (Unaudited)

	Fiscal Year Ended	LTM (8)	Fiscal Year Ended	LTM (8)
(in thousands)	March 31, 2018	September 30, 2018	March 31, 2017	September 30, 2017
Net income (loss) attributable to Pyxus International, Inc.	$52,436	$28,563	$(62,928)	$(47,285)
Plus: Interest expense (2)	134,279	134,975	135,441	139,872
Plus: Income tax expense (benefit)	(58,764)	(56,267)	23,481	30,733
Plus: Depreciation and amortization expense	33,598	35,320	34,476	33,794

EBITDA (1)	161,549	142,591	130,470	157,114
Plus: Abnormal unrecovered advances (recoveries) to suppliers (3)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	(151)	273	(5,545)	(5,751)
Plus: Non-cash employee stock based compensation	1,135	1,345	1,551	1,250
Less: Other income	14,382	10,974	4,896	12,162
Plus: Fully reserved recovery of tax (4)	11,835	11,737	9,356	10,190
Plus: Restructuring and asset impairment charges	383	2,106	1,375	756
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs (5)	6,593	7,146	150	1,688
Plus: Debt retirement benefit	(2,975)	(473)	(300)	(3,275)
Plus: Amortization of basis difference - CBT investment (6)	1,519	1,535	1,518	1,546
Plus: Kenyan investigation legal & professional costs	1,980	454	7,171	3,812
Less: Kenyan green leaf operation Adjusted EBITDA (7)	(2,329)	1,724	(8,013)	(6,570)

Adjusted EBITDA (1)	$169,815	$154,016	$148,862	$161,738

Total debt		$1,519,119		$1,466,678
Less: Cash		116,970		188,936

Total debt less cash		$1,402,149		$1,277,742

(Total debt less cash) /Adjusted EBITDA (1)		9.10x		7.90x

(1)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)

As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the fiscal years ended March 31, 2018 and 2017 reflect a reclassification of $1,301 and $2,774 respectively from SG&A to Interest expense. The last twelve months ended September 30, 2018 and 2017 reflect a reclassification of $935 and $2,855 resptively from SG&A to Interest expense.

(3)

Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(4)

Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

(5)

Includes expenses incurred associated with the development and initial implementation of the “One Tomorrow” business transformation strategy, including business development expenses consisting of legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.

(6)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(7)

Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

(8)

Items for the twelve months ended September 30, 2018 are derived by adding the items for the six months ended September 30, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the six months ended September 30, 2017. Items for the twelve months ended September 30, 2017 are derived by adding the items for the six months ended September 30, 2017 and the fiscal year ended March 31, 2017 and subtracting the items for the six months ended September 30, 2016.